Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated April 16, 2010 (August 18, 2010 as to the effects of the restatement discussed in Note 1, and October 4, 2010 as to Note 21) relating to the consolidated financial statements of Lantheus MI Intermediate, Inc. and subsidiaries and of our report dated September 24, 2008 relating to the financial statements of Bristol-Myers Squibb Medical Imaging (a division of Bristol-Myers Squibb Company) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

Deloitte & Touche LLP

Boston, Massachusetts

October 4, 2010